As filed with the Securities and Exchange Commission on June 30, 2017.

Registration No. 333-218076

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM F-10

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SIERRA METALS INC.

(Exact name of Registrant as specified in its charter)

Canada (Province or other Jurisdiction of Incorporation or Organization)	1021 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number, if applicable)

79 Wellington Street, West, Suite 2100, Toronto, Ontario M5K 1H1(416) 366-7777

(Address and telephone number of Registrant’s principal executive offices)

Cogency Global Inc.

10 East 40th Street, 10th Floor

New York, NY 10016

Telephone No.: (800) 221-0102

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Igor Gonzales Sierra Metals Inc. 79 Wellington Street, West, Suite 2100, Toronto, Ontario M5K 1H1 (416) 366-7777	Kevin Rooney, Esq. Baker & McKenzie LLP Brookfield Place Bay/Wellington Tower 181 Bay Street, Suite 2100 Toronto, Ontario, Canada M5J 2T3 (416) 865-6871	Thomas J. Rice, Esq. Baker & McKenzie LLP 452 Fifth Avenue New York, NY 10018 (212) 626-4100

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this registration statement becomes effective

Ontario, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	[ ]	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	[X]	at some future date (check the appropriate box below)

	1.	[ ]	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).

	2.	[ ]	pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

	3.	[ ]	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	[X]	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. [X]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)(3)	Proposed maximum offering price per unit (1)(4)	Proposed maximum aggregate offering price (3)(4)(5)	Amount of registration fee (3)(4)(5)

Common Shares (no par value)

Warrants to Purchase Common Shares

Units

Subscription Receipts

Total	US$55,087,500		US$55,087,500	US$6,384.65 (6)

(1) There are being registered under this registration statement such indeterminate number of Common Shares, Warrants, Units or Subscription Receipts of the Registrant (collectively, the “Securities”) as shall have an aggregate initial offering price of US$55,087,500. Any Securities registered by this registration statement may be sold separately or as units with other Securities registered under this registration statement. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this registration statement.

(2) If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this Registration Statement changes, the provisions of Rule 416 shall apply to this Registration Statement.

(3) U.S. dollar amounts are calculated based on the Bank of Canada daily exchange rate of US$1.00 = C $1.3614 on May 17, 2017.

(4) The proposed maximum initial offering price per Security will be determined, from time to time, by the Registrant in connection with the sale of the Securities registered under this Registration Statement. Prices, when determined, may be in U.S. dollars or the equivalent thereof in Canadian dollars.

(5) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the U.S. Securities Act of 1933, as amended.

(6) Previously paid.

EXPLANATORY NOTE

This Amendment No. 2 to Form F-10 (“Amendment No. 2”) of Sierra Metals Inc. (the “Corporation”) amends the Corporation’s Registration Statement on Form F-10, Registration No. 333-218076, as previously amended, by the filing of the Exhibits identified as “Filed herewith” in Part II of this Amendment No. 2. Other than as set forth herein, the Company has not modified or updated any disclosures and has made no changes to the Registration Statement.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the Canada Business Corporations Act (the “CBCA”), the Registrant may indemnify a present or former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity. The Registrant may not indemnify an individual unless the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. The indemnification may be made in connection with an action by or on behalf of the Registrant or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the Registrant or other entity as described above only with court approval. The aforementioned individuals are entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual’s association with the Registrant or other entity as described above if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual described above ought to have done provided the individual fulfills the conditions set out above. The Registrant may advance moneys to an individual described above for the costs, charges and expenses of a proceeding described above; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out above.

The by-laws of the Registrant provide that, except in respect of an action by or on behalf of the Registrant or another corporation of which the Registrant was a shareholder or creditor (“Another Body Corporate”), the Registrant shall indemnify each director and officer of the Registrant and each former director and officer of the Registrant and each person who acts or acted at the Registrant’s request as a director or officer of Another Body Corporate, and the individual’s heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal or administrative action or proceeding to which the individual is made a party by reason of being or having been a director or officer of the Corporation or Another Body Corporate, as the case may be, if the individual acted honestly and in good faith with a view to the best interests of the Corporation; and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

In addition to the indemnification provisions included in its by-laws the Registrant maintains indemnification agreements with individuals that are or have been officers or directors of the Registrant. These indemnification agreements provide that the Registrant will, subject to the CBCA, indemnify and save harmless a party, their heirs and legal representatives against all costs, charges and expenses (including, without limitation, reasonable legal expenses), including an amount paid to settle an action or satisfy a judgment (the “Losses”), reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been an officer or director of the Registrant or Another Body Corporate if (i) the party acted in good faith with a view to the best interests of the corporation or entity to which the party served as an officer or director and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the party had reasonable grounds for believing that his or her conduct was lawful. The Registrant shall also indemnify the party and the party’s heirs and legal representatives from and against any and all Losses, in respect to the defense of any civil, criminal or administrative action or proceeding to which he or she was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and the party fulfills the conditions set out above.

The Registrant also maintains a separate indemnity agreement with a director that provides that, subject to the CBCA, the Registrant and each subsidiary will, jointly and severally, agree to indemnify and save harmless the party and their estate, heirs and legal representatives against (i) all damages, liabilities, disbursements, costs, charges or expenses (including, without limitation, reasonable legal expenses) incurred, directly or indirectly, as a result of the party being or having been an officer or director of the Registrant or a subsidiary of the Registrant or by reason of any action taken by the party in their capacity as an officer or director; and (ii) any amounts paid to settle an action or to satisfy a judgment, fine or monetary penalty in respect of any civil, criminal, administrative, investigative or other action or proceeding of any nature or kind to which he is made a party by reason of being or having been an officer or director of the Registrant or a subsidiary of the Registrant.

Insofar as indemnification for liabilities arising under the U.S. Securities Act, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the U.S. Securities Act, and is therefore unenforceable.

EXHIBITS

Exhibit Number	Description

4.1*	Amended and restated Annual Information Form of the Registrant dated June 29, 2017 for the fiscal year ended December 31, 2016

4.2*	Audited consolidated statements of the Registrant as at December 31, 2016 and 2015 together with the auditors’ report thereon and the notes thereto

4.3*	Management’s Discussion and Analysis for the fiscal year ended December 31, 2016

4.4*	Unaudited condensed interim consolidated financial statements of the Registrant for the three month period ended March 31, 2017

4.5*	Management’s Discussion and Analysis for the three month period ended March 31, 2017.

4.6*	Management Information Circular of the Registrant dated May 15, 2017 in connection with the Registrant’s annual meeting of shareholders to be held on June 14, 2017

4.7*	Amended and restated Management Information Circular of the Registrant dated August 26, 2016 in connection with the Registrant’s special meeting of shareholders held on September 27, 2016

4.8*	Management Information Circular of the Registrant dated January 12, 2017 in connection with the Registrant’s special meeting of shareholders held on February 16, 2017

4.9*	Technical Report on Resources and Reserves, Yauricocha Mine, Yauyos Province, Peru dated June 30, 2016

4.10*	Technical Report on Resources and Reserves, Bolivar Mine, Mexico dated February 28, 2017

4.11**	Amended Technical Report on Resources, Cusi Mine, Mexico dated June 29, 2017

5.1*	Consent of PricewaterhouseCoopers LLP

5.2*	Consent of Baker & McKenzie LLP

5.3**	Consent of Matthew Hastings

5.4**	Consent of Jon Larson

5.5**	Consent of Jeff Osborne

5.6**	Consent of Fernando Rodrigues

5.7**	Consent of Daniel H. Sepulveda

5.8**	Consent of John Tinucci

5.9**	Consent of Mark Willow

5.10**	Consent of Gordon P. Babcock

6.1*	Powers of Attorney (contained in the signature page to the Registration Statement as originally filed)

* Previously filed.

** Filed herewith.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

(a)	The Registrant has filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)	Any change to the name or address of the Registrant’s agent for service shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lima, Peru, on this 30th day of June, 2017.

SIERRA METALS INC.
By:	/s/ Igor Gonzales

Name: Igor Gonzales Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Igor Gonzales	President, Chief Executive Officer and Director (principal executive officer)	June 30, 2017
Igor Gonzales

*	Chief Financial Officer (principal financial officer)	June 30, 2017
Ed Guimaraes

*	Director	June 30, 2017
Douglas Cater

*	Director	June 30, 2017
Steve Dean

*	Director and Chairman	June 30, 2017
J. Alberto Arias

*	Director	June 30, 2017
Philip Renaud

*	Director	June 30, 2017
Dionisio Romero

*:	Igor Gonzales
Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative of the Registrant in the United States, on this 30th day of June, 2017.

COGENCY GLOBAL INC.
By:	/s/ Colleen A. DeVries

Name:	Colleen A. DeVries

Title:	Senior Vice President

EXHIBIT INDEX

Exhibit Number	Description

4.1*	Amended and restated Annual Information Form of the Registrant dated June 29, 2017 for the fiscal year ended December 31, 2016

4.2*	Audited consolidated statements of the Registrant as at December 31, 2016 and 2015 together with the auditors’ report thereon and the notes thereto

4.3*	Management’s Discussion and Analysis for the fiscal year ended December 31, 2016

4.4*	Unaudited condensed interim consolidated financial statements of the Registrant for the three month period ended March 31, 2017

4.5*	Management’s Discussion and Analysis for the three month period ended March 31, 2017.

4.6*	Management Information Circular of the Registrant dated May 15, 2017 in connection with the Registrant’s annual meeting of shareholders to be held on June 14, 2017

4.7*	Amended and restated Management Information Circular of the Registrant dated August 26, 2016 in connection with the Registrant’s special meeting of shareholders held on September 27, 2016

4.8*	Management Information Circular of the Registrant dated January 12, 2017 in connection with the Registrant’s special meeting of shareholders held on February 16, 2017

4.9*	Technical Report on Resources and Reserves, Yauricocha Mine, Yauyos Province, Peru dated June 30, 2016

4.10*	Technical Report on Resources and Reserves, Bolivar Mine, Mexico dated February 28, 2017

4.11**	Amended Technical Report on Resources, Cusi Mine, Mexico dated June 29, 2017

5.1*	Consent of PricewaterhouseCoopers LLP

5.2*	Consent of Baker & McKenzie LLP

5.3**	Consent of Matthew Hastings

5.4**	Consent of Jon Larson

5.5**	Consent of Jeff Osborne

5.6**	Consent of Fernando Rodrigues

5.7**	Consent of Daniel H. Sepulveda

5.8**	Consent of John Tinucci

5.9**	Consent of Mark Willow

5.10**	Consent of Gordon P. Babcock

6.1*	Powers of Attorney (contained in the signature page to Registration Statement as originally filed)

* Previously filed.

** Filed herewith.